SurModics Second Quarter 2004 Results

Exhibit 99.1

FOR IMMEDIATE RELEASE

SurModics, Inc. Reports Strong Second Quarter Results
59% Increase in Net Income on a 31% Revenue Gain
Record Six-Month Revenue and Net Income

EDEN PRAIRIE, Minnesota — April 21, 2004 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery solutions to the medical device industry, today reported strong financial results for the fiscal second quarter ended March 31, 2004.

     Revenue for the second quarter of fiscal 2004 increased 31% to $12.7 million from $9.7 million in fiscal 2003. Operating income grew 67% to $6.7 million from $4.0 million in the prior-year period. Net income increased 59% to $4.4 million, from $2.8 million in the same period last year. Diluted earnings per share rose 67% to $.25, from $.15 in fiscal 2003. Second quarter revenues and diluted earnings per share also increased sequentially from $12.1 million and $.23 per share, respectively, in the fiscal first quarter.

     For the first six months of fiscal 2004, revenue increased 40% to $24.8 million from $17.8 million in fiscal 2003, and operating income rose 89% to $13.0 million, from $6.8 million in the prior-year period. Net income increased 72% to $8.5 million, or $.48 per diluted share, from $4.9 million, or $.28 per diluted share, in the first half of fiscal 2003. All of these six-month figures are records.

SurModics Second Quarter 2004 Results

     “SurModics generated substantial growth in both revenue and earnings over prior-year periods,” said Dale Olseth, Chairman and CEO. The company reported $8.9 million in royalties and license fees, setting a quarterly record. A significant contributor to the company’s second quarter results continued to be royalty revenue from sales of the CYPHER drug-eluting stent from Johnson & Johnson’s Cordis division. Cordis reported CYPHER sales of $532 million worldwide for the calendar 2004 first quarter, compared with $550 million in the calendar 2003 fourth quarter.

     According to Bruce Barclay, President and COO, who joined SurModics December 1, 2003, “In addition to posting strong financial results, SurModics took several important steps in the second quarter to position the company for long-term growth. We announced a corporate reorganization intended to sharpen our focus on customer needs and accelerate our technology leadership. In addition, we hired Steve Keough as vice president and chief intellectual property counsel.”

     “SurModics’ employees have made significant progress continuing to improve the quality and quantity of the projects in our pipeline,” added Barclay. At March 31, SurModics’ customers had 72 coated products generating royalty revenue, compared with 68 in the prior-year period; the total number of licensed products yet to be launched rose to 63, from 54 a year ago and 64 in the first quarter; and major non-licensed opportunities jumped to 57, from 19 a year ago and 33 in the first quarter. In total, the company now has 120 potential commercial products in development. Each of the four markets SurModics is focusing on is represented in these opportunities.

SurModics Second Quarter 2004 Results

     In addition, during the second quarter, SurModics made an equity investment in InnoRx, an early-stage company developing a novel drug delivery platform for the ophthalmology industry. “SurModics believes the opportunity in ophthalmology and the collaboration with InnoRx could become significant,” commented Barclay. According to market research compiled by Eugene de Juan, Jr., M.D., professor of ophthalmology at the Keck School of Medicine of the University of Southern California and Chairman of InnoRx, the combined markets for age-related macular degeneration and diabetic macular edema alone could potentially reach $2.5 to $7.0 billion within five to six years.

     “The InnoRx drug delivery platform is being developed to address these eye conditions, and SurModics’ drug delivery polymer technology is being utilized to control the release of drugs into the eye for InnoRx’s product,” said de Juan. “Intended physician and patient benefits of this new therapy are improved patient compliance and reduced side effects. InnoRx’s drug delivery platform has several competitive advantages. First, because it is administered in a single, minimally invasive, in-clinic procedure, it eliminates the need for frequent injections into the eye. Second, the platform offers the ability to develop different versions of the product that incorporate different drugs or that target different indications. Lastly, if complications arise, the device can be simply removed.”

     Operating expenses rose 5% from the second quarter of last year, as the company maintains prudent expense management. Investment in R&D continues, representing the majority of the overall expense growth.

SurModics Second Quarter 2004 Results

     According to Olseth, “SurModics is in excellent financial condition.” The company’s balance sheet remains strong, with $101.7 million of total assets, $95.3 million in shareholders’ equity and no debt. As of March 31, the company had a cash and investment balance of $49.0 million.

     The company’s second quarter results do not include any adjustments related to its Bloomington manufacturing facility; management does not believe that an impairment against book value has occurred. On March 31, SurModics said it would investigate selling or leasing the facility. The company will continue to evaluate this situation as additional information becomes available.

Live Webcast

     SurModics will host a Webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the Webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the second quarter webcast icon. If you do not have access to the Internet and want to listen to an audio replay of the second quarter conference call, dial 800-405-2236 and enter conference call ID # 576226. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, April 21, until 5:00 p.m. CT on Wednesday, April 28.

About SurModics, Inc.

     SurModics, Inc., a leading provider of surface modification and drug delivery solutions, licenses its proprietary technologies to medical device, diagnostics, and biotechnology companies around the world. A significant portion of SurModics’ revenue is generated through royalties on the sale of coated products. SurModics’ Internet address is www.surmodics.com.

SurModics Second Quarter 2004 Results

Forward-Looking Statements

     Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. Factors that may cause actual results to differ from the forward-looking statements include those described in the “Risk Factors” and other sections of SurModics’ filings with the Securities and Exchange Commission. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SurModics Second Quarter 2004 Results

SurModics, Inc.
Income Statements
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenue:
Royalties and license fees	$8,944	$4,899	$17,572	$8,779
Product sales	2,803	2,893	5,403	5,932
Research & development	991	1,950	1,850	3,079

Total revenue	12,738	9,742	24,825	17,790

Operating expenses:
Product	752	783	1,488	1,371
Research & development	3,124	2,926	6,270	5,586
Sales & marketing	639	534	1,182	1,071
General & administrative	1,545	1,507	2,920	2,915

Total operating expenses	6,060	5,750	11,860	10,943

Income from operations	6,678	3,992	12,965	6,847

Investment income	270	414	566	1,037

Net income before income taxes	6,948	4,406	13,531	7,884

Income tax provision	(2,576)	(1,656)	(5,048)	(2,963)

Net income	$4,372	$2,750	$8,483	$4,921

Basic net income per share	$0.25	$0.16	$0.49	$0.28

Diluted net income per share	$0.25	$0.15	$0.48	$0.28

Weighted average shares outstanding
Basic	17,483	17,326	17,468	17,305
Diluted	17,775	17,803	17,774	17,813

-more-

SurModics Second Quarter 2004 Results

SurModics, Inc.
Condensed Balance Sheets
(in thousands)

	March 31,	September 30,
	2004	2003
	(Unaudited)
Assets

Current assets:
Cash & investments	$9,564	$6,647
Accounts receivable	9,775	9,145
Inventories	1,044	863
Other current assets	1,369	1,104

Total current assets	21,752	17,759

Property & equipment, net	32,957	33,936
Long-term investments	39,450	39,164
Other assets	7,546	6,949

Total assets	$101,705	$97,808

Liabilities & Stockholders’ Equity

Total current liabilities	$4,778	$10,027

Other liabilities	1,658	1,667

Total stockholders’ equity	95,269	86,114

Total liabilities & stockholders’ equity	$101,705	$97,808

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